Exhibit 10.5

Summary of Changes to Non-employee Director Compensation

The Board of Directors of The Gap, Inc. (the “Board”) approved the following changes to non-employee director compensation for 2009:

•	The annual cash retainer is decreased by fifteen percent from $70,000 to $59,500 per annum.

•	The value of the initial and annual stock unit award is decreased by fifteen percent from $100,000 to $85,000 per annum.

All other components of non-employee director compensation remain unchanged.